EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE            Contact:  Larry A. Holdren
November 2, 1999                           Vice President and Executive Officer
                                          (740) 373-3155


                    PEOPLES BANCORP ACQUIRES INSURANCE AGENCY
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        Lambert Insurance Agency of Pomeroy, Ohio, Joins Peoples Bancorp

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) today announced that Northwest Territory Property and Casualty Insurance Agency, Inc. ("Northwest Territory Property & Casualty"), a division of Peoples Bancorp, has acquired the Lambert Insurance Agency in a cash transaction that is structured as a purchase transaction by Peoples Bancorp.
         Located in Pomeroy, Ohio, the Lambert Insurance Agency is a full service agency and seller of health, life, property and casualty insurance, and has served the Meigs County area since 1986. Lambert Insurance Agency will retain its name and operate as a division of Northwest Territory Property & Casualty, which provides a complete line of high quality, competitively priced, auto, home, business, life and mortgage protection products to consumers in Ohio and West Virginia.
         Larry Holdren, Vice President and Executive Officer of Peoples Bancorp, commented, "Our partnership with Lambert Insurance Agency is an exciting step in the growth of our insurance operation. The Lambert Agency fits well in our mid-Ohio Valley markets and allows us to increase financial service offerings in Meigs County and the surrounding areas."
         In addition to continuing her employment at the Pomeroy office, principal owner, Sally Lambert will serve as a board member of Northwest Territory Life Insurance Agency, Inc., and will also serve as Vice President of Northwest Territory Property & Casualty.
         David Mitchem, President of Northwest Territory Property & Casualty, commented, "We plan to penetrate the insurance market more effectively due to Lambert's increased number of insurance carriers, which brings added value to our current and future client relationships."
         Peoples Bancorp Inc. is a diversified financial services holding company head quartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp, which is Y2K ready, operates 37 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection at www.peoplesbancorp.com.

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